Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Linux Gold Corp.

          We consent to the use of our report dated July 5, 2005 on the consolidated financial statements of Linux Gold Corp. for the year ended February 28, 2005 that are included in the Company's annual form 20-F filing, which is included, by reference in the Company's Form S-8.

Dated this 6th day of November, 2006

/s/ Manning Elliott LLP
Manning Elliott LLP
Chartered Accountants